Exhibit 10.22


        Form of Arrangement with Named Executive Officers(other than CEO) with Respect to Vesting of Restricted Stock Upon a Change-in-Control
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The purpose of this memorandum is to confirm the terms of your restricted  stock awards under the Citizens Restricted Stock Award Program in the event of a change in control of the Company as described below.

If, within one year following a "Change in Control" (as defined below) of Citizens Communications Company (the "Company"), (a) you are terminated by the Company without "Cause" (as defined below) or (b) you terminate your employment as a result of (i) a material decrease in your base salary, target bonus or long term incentive compensation target from those in effect immediately prior to the Change in Control for any reason other than Cause; (ii) the relocation of your principal office more than 50 miles from Stamford, Connecticut or (iii) a material decrease in your responsibilities, title or authority for any reason other than Cause, all restrictions on restricted shares held by the Executive shall immediately lapse and such restricted shares shall become non-forfeitable.

A "Change in Control" shall be deemed to have occurred:

(A) When any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act (but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

(B) Upon the consummation of any merger or other business combination involving the Company, a sale of substantially all of the Company's assets, liquidation or dissolution of the Company or a combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction own, in the same proportion, at least 51% of the voting power, directly or indirectly, of
(i) the surviving  corporation in any such merger or other business combination;
(ii) the purchaser of or successor to the Company's assets; (iii) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (iv) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be.


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"Cause"  shall mean your (a)  willful  and  continued  failure  (other than as a result of physical or mental illness or injury) to perform your material duties in effect immediately prior to the Change in Control which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Company, which demand shall identify and describe each failure with sufficient specificity to allow you to respond, (b) willful or intentional conduct that causes material and demonstrable injury, monetary or otherwise, to the Company or (c) conviction of, or a plea of nolo contendere to, a crime constituting (i) a felony under the laws of the United States or any State thereof, or (ii) a misdemeanor involving moral turpitude. For these purposes, no act or failure to act on you part shall be considered "willful" or "intentional" unless it is done, or omitted to be done by you in bad faith and without reasonable belief that your action or inaction was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

If it is determined (as hereafter provided) that any payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock award, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Severance Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then you shall receive the greater of (x) the Severance Payment, after payment by you of the Excise Tax imposed on the Severance Payment and (y) the amount of the Severance Payment (calculated on a net after-tax basis) which could be paid to you under Section 280G of the Code without causing any loss of deduction to the Company under such Section (the "Capped Payment").

Subject to the provisions of immediately preceding paragraph, all determinations required to be made pursuant to this letter, including whether an Excise Tax is payable by you and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by you). The Accounting Firm shall be directed by the Company or you to submit its preliminary determination and detailed supporting calculations to both the Company and you within 15 calendar days after the date of your termination of employment, if applicable, and any other such time or times as may be requested by the Company or you. If the Accounting Firm determines that any Excise Tax is payable by you, the Company shall either (x) make payment of the Severance Payment, less all amounts withheld in respect of the Excise Tax, as required by applicable law, or
(y) reduce the Severance Payment by the amount which, based on the Accounting Firm's determination and calculations, would provide you with the Capped Payment, and pay to you such reduced amount. If the Accounting Firm determines that no Excise Tax is payable by you, it shall, at the same time as it makes such determination, furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal, state, local income or other tax return. All fees and expenses of the Accounting Firm shall be paid by the Company in connection with the calculations required by this letter.

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The above terms were  approved  by the  Compensation  Committee  of the Board of
Directors for the Senior Leadership Team (SLT) and will remain the terms as long as you are a member of the SLT. If at any time you are no longer a member of the
SLT,  the   aforementioned   change  of  control  terms  would  not  apply.  The
Compensation Committee has the right, at any time, to modify the terms hereof as it applies to any grants of restricted shares.